EXHIBIT 99
PRESS RELEASE
CITIZENS FIRST BANCORP, INC.
CONTACT:
Marshall J. Campbell
Chairman
Citizens First Bancorp, Inc.
(810) 987-8300
CITIZENS FIRST BANCORP, INC.
ANNOUNCES NOMINATIONS FOR ELECTION TO
BOARD OF DIRECTORS
     Port Huron, Michigan, February 27, 2007 — Citizens First Bancorp, Inc. (the “Company”) (NASDAQ:CTZN) announced today that, at their February 22, 2007 meetings, the Company’s Nominating Committee recommended to the Board of Directors, and that the Board of Directors nominated, Walid Demashkieh, M.D., and Janice U. Whipple, J.D., for election to the Company’s Board of Directors for terms expiring at the annual meeting in 2010, or until a successor for each is duly elected and qualifies.
     Robert L. Patterson, whose term on the Company’s Board of Directors, expires at the 2007 Annual Meeting, informed the Nominating Committee that he desires to retire; and for that reason requested that he not be re-nominated for election. Mrs. Whipple was nominated to succeed Mr. Patterson. She has been a member of the Board of Directors of Citizens First Savings Bank, the Company’s wholly owned subsidiary, since 1995. Mrs. Whipple is the President of Woman’s Life Insurance Society, a Port Huron, Michigan based fraternal benefits society which offers universal life insurance, whole life insurance, term life insurance, and annuity products, primarily to women. Mrs. Whipple joined the Society in 1979 serving as its legal counsel before becoming its national President in 1990. She is an honors graduate of Central Michigan University and holds a Juris Doctor degree

(cum laude) from Thomas M. Cooley Law School in Lansing, Michigan. Mrs. Whipple serves on the National Fraternal Congress (NFCA) Board of Directors, the Steering Committee and Education Committee of the St. Clair County Community Foundation Women’s Initiative, and is a member and past president of the NFCA’s President Section. She has also served on the advisory boards of the Community Foundation of St. Clair County and the Port Huron Salvation Army. Mrs. Whipple is a Fellow of the Life Management Institute (FLMI) and most recently a newly designated Fraternal Insurance Counselor (FIC).
     Dr. Demashkieh was nominated for re-election. His current term on the Company’s Board of Directors will expire at the 2007 Annual Meeting. Dr. Demashkieh has been a Director of the Company since 2002. He is a shareholder, Director and the President of, and a board certified general surgeon with, Huron Surgical Clinic, P.C. located in Port Huron, Michigan. Dr. Demashkiehh served as a member of the Board of Trustees of Port Huron Hospital from 1992 to 2002 and its Chairman from 1999 to 2002. Dr. Demashkieh was Chief of Surgery of Mercy Hospital from 1997 to 1998 and Chief of Staff at Port Huron Hospital from 1989 to 1990.
     Marshall J. Campbell, Chairman of the Company’s Board of Directors, expressed gratitude, from himself personally and from the Company’s entire Board of Directors, to Mr. Patterson for his dedicated service on the Board.
     Citizens First Bancorp, Inc., through its subsidiary Citizens First Savings Bank, currently serves its customers from 24 full service banking centers and one loan production office in St. Clair, Sanilac, Huron, Lapeer, Macomb and Oakland counties.